Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

C. Allan Ducker, III

Chief Executive Officer

864-306-2540

aducker@csbat.com

COMMUNITYSOUTH FINANCIAL CORPORATION INCREASES AVAILABLE SHARES

Easley, SC — November 20, 2009 — At a special shareholder meeting on November 18, 2009, the shareholders of CommunitySouth Financial Corporation (OTCBB: CBSO) approved a measure to amend the Company’s articles of incorporation to increase the number of authorized shares of common stock from 10 million to 35 million.

“We are pleased that the shareholders have approved this increase consistent with the Bank’s capital plan,” said CommunitySouth Chief Executive Officer C. Allan Ducker, III.

About CommunitySouth Financial Corporation:

CommunitySouth Financial Corporation, parent company of CommunitySouth Bank & Trust, was founded in 2004. The Bank has since grown assets to over $430 million and currently employs more than 95 banking professionals.

CommunitySouth serves the Upstate region of South Carolina and operates full-service offices in Greenville, Spartanburg, Anderson, Greer, Mauldin and Easley.  The Company also operates full-service mortgage and investment divisions.

CommunitySouth offers a complete line of financial products and services, including Free Checking, Nationwide Free ATMs, Free Refreshment Centers with freshly baked cookies, Free Online Banking & Bill Pay, free business courier service, remote deposit, and commercial and consumer loans.

For more information, call 864-306-2540 or visit www.communitysouthbankandtrust.com.